Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact: Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

Electro Rent Reports Fiscal 2014 First Quarter Financial Results

-- Company Generates 12 Percent Increase in Net Income --

VAN NUYS, Calif. – October 3, 2013 – Electro Rent Corporation (Nasdaq: ELRC) today reported improved financial results for the first quarter of fiscal 2014 ended August 31, 2013.

“We are very comfortable with the solid results achieved during the first quarter, considering the uncertain environment in which we are operating,” said Daniel Greenberg, Chairman and CEO of Electro Rent. “The quarter was characterized by several positive trends, including strong equipment rentals, an expanding telecom business and data products growth. Our European operations held steady, while China continues to show promise for this fiscal year. Both new and used equipment sales declined modestly.”

Total revenues for the first quarter of fiscal 2014 rose to $60.2 million from $58.5 million one year ago. Rental and lease revenues increased approximately 6.0% to $35.7 million for the first quarter of fiscal 2014, up from $33.7 million last year. Sales of equipment and other revenues totaled $24.5 million for the most recent quarter of fiscal 2013, compared with $24.8 million last year.

Selling, general and administrative expenses equaled $14.7 million, or 24.4% of total revenues, for the first quarter of fiscal 2014, compared with $13.8 million, or 23.6% of total revenues, for the similar quarter last year. The increase principally related to the ongoing enhancement of Electro Rent’s sales and sales support organizations, as well as its administrative infrastructure, to support the company’s growth plans.

Total operating expenses amounted to $51.4 million for the fiscal 2014 first quarter, versus $50.3 million a year ago.

Operating profit for the first quarter of fiscal 2014 was $8.8 million, or 14.6% of total revenues, compared with $8.2 million, or 14.1% of total revenues, for the first quarter of fiscal 2013.

Net income grew to $5.7 million, or $0.23 per diluted share, for fiscal 2014 first quarter, versus $5.1 million, or $0.21 per diluted share, for the same quarter last year.

The company’s effective tax rate was 35.8% for the first quarter of fiscal 2014, compared with 39.4 % for the same quarter last year. The decrease was principally related to changes in state tax apportionment.

Rental equipment additions for the fiscal 2014 first quarter were $15.0 million, compared with $17.9 million for the fiscal 2013 first quarter. The net book value of Electro Rent's equipment was $233.7 million at August 31, 2013, compared with $234.9 million at the end of the last fiscal year.

Electro Rent had a sales order backlog for test and measurement equipment relating to its Agilent resale agreement of $6.9 million at August 31, 2013, versus $7.8 million last year, primarily reflecting a decrease in new sales orders due to lower demand. The majority of the backlog is expected to be delivered to customers within the next six months.

Electro Rent paid dividends of $5.0 million for the first quarter of fiscal 2014. On an annualized basis, Electro Rent’s current quarterly dividend of $0.20 per common share represents a 4.6% yield on the October 2, 2013 closing share price of $17.43.

Total shareholders' equity at August 31, 2013 was $225.0 million, or $9.38 per share, compared with $228.5 million, or $9.52 per share, at May 31, 2013.

Electro Rent’s cash and cash equivalents balance was $5.5 million at August 31, 2013, compared with $10.4 million at May 31, 2013. The decline related primarily to the repayment of debt. Bank borrowings at August 31, 2013 were reduced to $5.0 million, from $10.0 million at May 31, 2013 and a high of $23.0 million in December 2012, when the company paid its special dividend.

“We remain cautiously positive about the remainder of the fiscal year, despite the complicated issues surrounding the current government ‘shutdown,’ sequestration, the national budget, and the impact that is having on our core customer sectors. In this environment, customers are continuing to respond very positively to the alternatives we offer, which allow them to deploy their capital in much more effective ways,” said Greenberg. “We believe Electro Rent’s longer-term prospects remain very promising. Regardless of external challenges, we are confident that the range of choices we offer to customers, including sale of new and used equipment, leases, and most importantly, rentals, will become a much more important factor in our customers’ business decisions this coming fiscal year.”

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor" Statement:

Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "expect" and "will" and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended
	August 31,
	2013	2012

Revenues:
Rentals and leases	$35,657	$33,665
Sales of equipment and other revenues	24,511	24,836

Total revenues	60,168	58,501

Operating expenses:
Depreciation of rental and lease equipment	14,373	14,058
Costs of rentals and leases, excluding depreciation	4,812	4,372
Cost of sales equipment and other revenues	17,518	18,049
Selling, general and administrative expenses	14,679	13,777

Total operating expenses	51,382	50,256

Operating profit	8,786	8,245

Interest income, net	82	146

Income before income taxes	8,868	8,391

Income tax provision	3,171	3,305

Net income	$5,697	$5,086

Earnings per share:
Basic	$0.23	$0.21
Diluted	$0.23	$0.21

Shares used in per share calculation:
Basic	24,291	23,993
Diluted	24,328	24,216

Cash dividends declared per share	$0.40	$0.20

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	August 31,	May 31,
	2013	2013
ASSETS

Cash and cash equivalents	$5,489	$10,402
Accounts receivable, net of allowance for doubtful accounts of $410 and $457	34,390	34,350
Rental and lease equipment, net of accumulated depreciation of $231,274 and $224,397	233,746	234,856
Other property, net of accumulated depreciation and amortization of $19,125 and $18,873	13,700	13,826
Goodwill	3,109	3,109
Intangibles, net of amortization of $1,509 and $1,468	996	1,037
Other assets	21,361	21,346
	$312,791	$318,926

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Bank Borrowings	$5,000	$10,000
Accounts payable	5,671	7,479
Accrued expenses	21,594	15,866
Deferred revenue	7,218	7,292
Deferred tax liability	48,305	49,740
Total liabilities	87,788	90,377

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued
Common stock, no par - shares authorized 40,000,000;
issued and outstanding August 31, 2013 - 23,996,292;
May 31, 2013 - 23,995,626	38,164	37,724
Retained earnings	186,839	190,825
Total shareholders' equity	225,003	228,549
	$312,791	$318,926